CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 241 to the Registration Statement of The Advisors’ Inner Circle Fund II (Form N-1A: File No. 033-50718) of our report dated December 28, 2018, on the financial statements and financial highlights of RQSI Small/Mid Cap Hedged Equity Fund and RQSI GAA Systematic Global Macro Fund (two of the series constituting The Advisors’ Inner Circle Fund II (the “Funds”)) included in the Funds’ Annual Report to shareholders for the year ended October 31, 2018.

/s/Ernst & Young LLP

Philadelphia, Pennsylvania

February 28, 2019